Pricing Sheet dated February 22, 2011 relating to

Offering Summary and Preliminary Pricing Supplement dated January 26, 2011

Medium-Term Notes, Series D

No. 2011-MTNDD708

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

1,318,000 LASERSSM Based on the Value of the S&P 500® Index due February 25, 2015

LeAding StockmarkEt Return Securities

FINAL TERMS – FEBRUARY 22, 2011
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$13,180,000
Stated principal amount:	$10 per Index LASERSSM
Issue price:	$10 per Index LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	February 22, 2011
Original issue date:	February 25, 2011
Valuation date:	February 20, 2015, subject to adjustment for non-index business days and certain market disruption events
Maturity date:	February 25, 2015
Underlying index:	S&P 500® Index
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount, which may be positive or negative
Index return amount:

If the final index value is greater than 75% of the initial index value, the index return amount will equal:

•   $10 x (the greater of (x) the index percent change and (y) the fixed percentage)

If the final index value is less than or equal to 75% of the initial index value, the index return amount will equal:

•   $10 x the index percent change (which will be negative)

In this case, for each $10 Index LASERSSM you hold at maturity you will receive $7.50 or less and you may receive zero, resulting in a loss of 25% or more of the stated principal amount of your investment in the Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM.

Fixed percentage:	18% (4.5% per annum on a simple interest basis).
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	$1,315.44
Final index value:	The index closing value on the valuation date
CUSIP:	17316G453
ISIN:	US17316G4534
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Index LASERSSM	$10.0000	$0.3000	$9.7000
Total	$13,180,000.00	$395,400.00	$12,784,600.00

1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $9.9000 per Index LASERSSM. Please see “Syndicate Information” on page 7 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3000 for each Index LASERSSM they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.3000 for each Index LASERSSM they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.3000 for each Index LASERSSM they sell. See “Fees and selling concessions” on page 6 of the related offering summary. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by an investor. See “Syndicate Information” on page 7 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY DESCRIBING THE OFFERING, THE RELATED PRELIMINARY PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS.

Offering Summary filed on January 26, 2011:

http://www.sec.gov/Archives/edgar/data/1318281/000119312511014927/dfwp.htm

Preliminary Pricing Supplement filed on January 26, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511014774/d424b2.htm

Prospectus Supplement and Prospectus filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm

THE LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.